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                                                              EXHIBIT 10(iii)(A)

                                                                 JANUARY 1, 2002

                                GATX CORPORATION
                            EXECUTIVE INCENTIVE PLAN


1. OBJECTIVE

The Executive Incentive Plan (the "EIP" or "Plan") is administered by the Compensation Committee of the Board of Directors (the "Committee"). It is intended to motivate, reward and retain those employees whose activities and contributions have a significant bearing on the success and profitability of GATX Corporation (the "Company") and its operating subsidiaries.

2. PARTICIPANTS

Participants (the "Participants") under this Plan shall include the Company's Chief Executive Officer and other executive employees of the Company and its subsidiaries as recommended by the Company's Chief Executive Officer.

3. TERM

This Plan will be in effect for calendar years 2002 and 2003 (each hereinafter a "Plan Year").

4. COMPONENTS OF THE PLAN

The Plan is comprised of annual and long-term incentive components, each of which is described below.

     A. ANNUAL INCENTIVE COMPONENT

     Each Participant will have an opportunity to earn an annual cash incentive based on the extent to which financial and individual goals are achieved.

     DEFINITIONS

     For purposes of the Plan, the terms set forth below shall have the following meanings:

          1. "Base Salary" will mean the total salary (excluding any incentive compensation, lump sum payments or short-term disability payments in excess of eight weeks) paid to a Participant in any Plan Year, before reduction for any contribution authorized under the GATX Corporation Salaried Employees Retirement Savings Plan and before reduction for compensation deferred by Participant under any deferred compensation plan of the Company.

          2. "Earnings Goals" will mean the net income goals approved by the Committee for the Company, GATX Rail and Financial Services.
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          3.   "Payout Percentage" will mean the percentage of the Annual
               Incentive Target payable for achieving each Earnings Goal as set forth in Exhibit A attached hereto.

          4. "Personal Performance Rating" will mean the rating received from the Participant's manager and approved by the Company's Chief Executive Officer (or received from the Committee in the case of the Company's Chief Executive Officer) on his or her individual performance relative to goals established for each Plan Year ("Individual Performance").

          5. "Target Annual Incentive" will mean the percentage of base salary payable to a Participant if 100% of each Earnings Goal shown on Exhibit A is attained and a Personal Performance Rating of 100% is received.

          6. "Incentive" will mean the amount payable to a Participant under this Plan for performance during a Plan Year calculated in accordance with the provisions of this Plan and approved by the Committee.

The Incentive is composed of a Financial Portion based on the extent to which Earnings Goals are achieved, and an Individual Portion based on an assessment of each Participant's Individual Performance. The relative weight placed on each Earnings Goal and on each Participant's Individual Performance is shown on Exhibit A. The Incentive may range from 0% to 200% of a Participant's Target Annual Incentive (prior to adjustment, if any, by the Company's Chief Executive Officer as described below).

The Financial Portion of the Incentive will equal the aggregate total of the product of (a) the Target Annual Incentive and (b) the weighted Payout Percentage of each Earnings Goal. The Individual Portion of the Incentive will equal the product of (a) the Target Annual Incentive and (b) the weighted Personal Performance Rating. The Individual and the Financial Portions of the Incentive are independent and the extent to which Earnings Goals are achieved will have no effect on the Incentive based on Individual Performance.

The total Incentive will equal the sum of the Financial and Individual Portions. The Company's Chief Executive Officer may increase or decrease the Incentive to any Participant other than himself by a maximum of 25% of the Participant's Target Annual Incentive, based on his assessment of that Participant's overall contribution or performance related to a specific project.

Incentives will be paid as soon as practical after the completion of the Company's year-end audit, normally no later than March 1. Participants shall be entitled to receive Incentive payments only after the payments have been approved and authorized by the Committee. The Committee shall have the authority and sole discretion to determine whether income or expenses of an unusual or nonrecurring nature are to be included with other income of the Company or its subsidiaries for purposes of determining whether the established Earnings Goals have been achieved.

     B. LONG-TERM INCENTIVE COMPONENTS

     The Plan has the following long-term incentive components:


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     1.   A combination Phantom Restricted Stock ("PRS") and Cash Award (the
          "PRS/Cash Award" or "Award")

     2.   A non-qualified stock option award ("Option Award")

     The PRS/Cash Awards and the Option Awards are intended to be two-year rather than annual awards and will be made in 2002.

          PHANTOM RESTRICTED STOCK/CASH AWARD

          Each Participant will receive a PRS/Cash Award as set forth in Exhibit A, the payment of which will be contingent upon the Participant's continued employment by the Company or one of its subsidiaries.

          The PRS portion of the Award will take the form of a credit to a book entry account established for each Participant and each share of PRS will be equal in value to one share of Company Common Stock. The Cash portion of the Award will be equal to the product, rounded to the nearest $100, of (a) the average of the high and low price of the Company's Common Stock as quoted on the New York Stock Exchange on April 26, 2002 and (b) the number of shares of PRS in the PRS portion of the Award.

          One-third of the PRS portion (plus additional shares representing common stock dividend equivalents) and one-third of the Cash portion of the Award will be earned if the Participant remains employed by the Company or one of its subsidiaries through December 31, 2002, and payment will be made in cash as soon as practical thereafter. The value of each share of PRS will equal the average of the closing price of the Company's Common Stock on the New York Stock Exchange on each business day in December of 2002.

          The remaining two-thirds of the PRS portion (plus any dividend equivalents) and the remaining two-thirds of the Cash portion of the Award will be earned if the Participant is employed by the Company or one of its subsidiaries on December 31, 2003, and payment will be made as soon as practical thereafter. The value of each share of PRS will equal the average of the closing price of the Company's Common Stock on the New York Stock Exchange on each business day in December of 2003.

          NON-QUALIFIED STOCK OPTION AWARD

          Each Participant will receive an Option Award during 2002 as shown in Attachment A. The Option Award will be made in two equal installments. The exercise price for each share covered by the first installment will be equal to the average of the high and the low price of the Company's Common Stock on the New York Stock Exchange on April 26, 2002. The exercise price for each share covered by the second installment will be equal to the average of the high and the low price of GATX Common Stock the New York Stock Exchange on July 26, 2002. Both installments of the 2002 Option Award will vest on December 31, 2003. Option Awards will be governed by the terms and conditions of


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          separate Stock Option Agreements that will be distributed as soon as practical after July 26, 2002.

5. PLAN ADMINISTRATION

Administration of the Plan will be the responsibility of the Committee who may delegate responsibility thereunder to the Company's Chief Executive Officer or his designee.

          DEATH OR DISABILITY

          In the event of a Participant's death or total and permanent disability (as defined in the GATX Pension Plan for Salaried Employees), the Participant shall be entitled to a payment of his or her Target Annual Incentive and PRS/Cash Award prorated through the date of death or disability. The prorated payment will equal the product of the Target Incentive Annual Incentive plus one-third of the PRS/Cash Award (if death or disability occurs during 2002), or two-thirds of the PRS/Cash Award payment (if death or disability occurs in 2003), and the number of days served in the relevant Plan Year divided by 365. Such prorated payment will be made in cash at the same time and the value of the PRS portion of the award will be determined on the same basis as for all other Participants.

          In the event of a Participant's death or total and permanent disability, the disposition of his or her Stock Option Award shall be governed by the terms of the applicable Stock Option Agreement.

          CHANGE OF CONTROL

          In the event of the termination of a Participant's employment within two years following a Change of Control, any amount payable to the Participant under Section 6(i)B of the Amended Agreement shall exclude the amount, if any, by which the Target Annual Incentive in the EIP exceeds the Target Bonus that would apply to the Participant's position in the GATX Corporation Management Incentive Plan

          TERMINATION FOR REASONS OTHER THAN DEATH OR DISABILITY

          Rights to payments under this Plan will be forfeited in the event of voluntary or involuntary termination of employment for any reason other than death, disability or Change of Control.

          RECLASSIFICATION, CONSOLIDATION OR MERGER

          In the event of a change in the capitalization of GATX due to a stock split, stock dividend, recapitalization, merger, consolidation, combination or similar event, the appropriate adjustment may be made with respect to the number, kind of shares granted, and price as the Committee deems equitable in its sole discretion.


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          SPECIAL ACCELERATION

          Upon the occurrence of an event causing a Special Acceleration of awards as specified in paragraph VIII-1 of the GATX Corporation 1995 Long Term Incentive Stock Plan (the "Long Term Plan"), all shares of Phantom Restricted Stock, including additional shares represented by dividend equivalents, shall immediately be redeemed for a cash payment equal to the product of (a) the average closing price of the Company's Common Stock on the five business days preceding the occurrence of the Special Acceleration and (b) the aggregate number of shares of Phantom Restricted Stock and dividend equivalents.

          Upon the occurrence of an event causing a Special Acceleration of awards as specified in paragraph VIII-1 of the Long Term Plan, the cash portion of the PRS/Cash Award shall be considered earned and payable, and shall be paid to the Participant as soon as practicable.

          NO EMPLOYMENT CONTRACT

          Neither the establishment of the Plan nor the authorization to be a Participant in the Plan will be construed as giving the Participant the right to be retained in the service of the Company.

          INTERPRETATION OF PROVISIONS

          The Committee will have the sole right to interpret any provision of this Plan and to resolve any ambiguities that might exist and its interpretation will be binding on all Participants, their beneficiaries and the Company.


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